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Exhibit 24

POWER OF ATTORNEY

Directors of Lincoln Electric Holdings, Inc.

Each of the undersigned Directors of Lincoln Electric Holdings, Inc. hereby appoints John M. Stropki, Jr., Vincent K. Petrella and Frederick G. Stueber, and each of them, as attorneys for the undersigned, for and in the name, place and stead of the undersigned in the capacity specified, to prepare or cause to be prepared, to execute and to file with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Act"), an Annual Report on Form 10-K for the year ended December 31, 2011 relating to Lincoln Electric Holdings, Inc., such other periodic reports as may be required pursuant to the Act, amendments and exhibits to any of the foregoing and any and all other documents to be filed with the Securities and Exchange Commission or elsewhere pertaining to such reports, with full power and authority to take any other action deemed necessary or appropriate to effect the filing of the documents.

Executed the date set forth below.

/s/ John M. Stropki, Jr. John M. Stropki, Jr., Director February 24, 2012	/s/ Christopher L. Mapes Christopher L. Mapes, Director February 24, 2012	/s/ Harold L. Adams Harold L. Adams, Director February 24, 2012
Curtis E. Espeland, Director February 24, 2012	/s/ David H. Gunning David H. Gunning, Director February 24, 2012	/s/ Stephen G. Hanks Stephen G. Hanks, Director February 24, 2012
/s/ Robert J. Knoll Robert J. Knoll, Director February 24, 2012	/s/ G. Russell Lincoln G. Russell Lincoln, Director February 24, 2012	/s/ Kathryn Jo Lincoln Kathryn Jo Lincoln, Director February 24, 2012
/s/ William E. MacDonald, III William E. MacDonald, III, Director February 24, 2012	/s/ Hellene S. Runtagh Hellene S. Runtagh, Director February 24, 2012	/s/ George H. Walls, Jr. George H. Walls, Jr., Director February 24, 2012

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  Exhibit 24
POWER OF ATTORNEY